As filed with the SEC on July 27, 2018

Registration No. 333-193690

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONE GAS, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	46-3561936
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 East Fifth Street

Tulsa, Oklahoma 74103

(918) 947-7000

(Address, including zip code and telephone number, including area code,

of registrant’s principal executive offices)

ONE Gas, Inc. Equity Compensation Plan

(Full title of the plan)

Joseph L. McCormick, Esq.

Senior Vice President, General Counsel and Assistant Secretary

15 East Fifth Street

Tulsa, Oklahoma 74103

(918) 947-7000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Brian K. Shore, Esq.	Jordan B. Edwards
Vice President, Associate General Counsel and Secretary	GABLEGOTWALS
15 East Fifth Street	100 West Fifth Street, Suite 1100
Tulsa, Oklahoma 74103	Tulsa, Oklahoma 74103
(918) 947-7000	(918) 595-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

On May 24, 2018, the shareholders of the registrant approved the ONE Gas, Inc. Amended and Restated Equity Company Plan (2018) Plan (the “2018 ECP”), which amended and restated the ONE Gas, Inc. Equity Compensation Plan, as amended (the “2014 ECP”). This Post-Effective Amendment No. 1 to the registrant’s Registration Statement No. 333-193690 on Form S-8 filed on June 31, 2014 (the “Registration Statement”), is filed to deregister 216,979 shares previously registered that remain available for future grant under the 2014 ECP. The 216,979 shares deregistered by this Post-Effective Amendment No. 1 will be registered by a subsequently filed registration statement on Form S-8 for the 2018 ECP, and the associated registration fee paid by the registrant to register the shares issuable under the 2018 ECP on the Registration Statement will be carried forward and applied to the registration fee necessary to register shares issuable under the registrant’s 2018 ECP. Please note, however, that 2,583,012 shares have either been issued or remain subject to outstanding rights to acquire common stock previously granted under the 2014 ECP that were also registered under the Registration Statement. The Registration Statement also registered 700,000 shares for the ONE Gas, Inc. Employee Stock Purchase Plan (the “ESPP”). Accordingly, the Registration Statement will remain in effect to cover the potential exercise of such rights under the 2014 ECP or purchases of remaining available shares registered under the ESPP.

SIGNATURES

Pursuant to the requirements of the Securities Act, ONE Gas, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on July 27, 2018.

ONE Gas, Inc.

By:	/s/ Curtis L. Dinan
Name:	Curtis L. Dinan
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Curtis L. Dinan, Joseph L. McCormick and Brian K. Shore, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this registration statement, including post effective amendments, and to do any and all acts they or either of them determines may be necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2018.

Signature	Title

/s/ Pierce H. Norton Pierce H. Norton	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Curtis L. Dinan Curtis L. Dinan	Senior Vice President and Chief Finance Officer (Principal Financial Officer)

/s/ Jeffrey J. Husen Jeffrey J. Husen	Vice President, Chief Accounting Officers and Controller (Principal Accounting Officer)

/s/ John W. Gibson John W. Gibson	Director

/s/ Arcilia C. Acosta Arcilia C. Acosta	Director

/s/ Robert B. Evans Robert B. Evants	Director

/s/ Tracy E. Hart Tracy E. Hart	Director

/s/ Michael G. Hutchinson Michael G. Hutchison	Director

/s/ Pattye L. Moore Pattye L. Moore	Director

/s/ Eduardo A. Rodriguez Eduardo A. Rodriguez	Director

/s/ Douglas H. Yaeger Douglas H. Yaeger	Director

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